                                                                    EXHIBIT 10.2

                    MASTER AGREEMENT - TERMS AND CONDITIONS

This Master Agreement (this "Agreement") is made between Netzee, Inc. ("Netzee") and the single business entity or organization identified as "Bankers Bank" in Addendum I -- License/Services Schedule (the
"License/Services Schedule") and Addendum II - Maintenance Agreement (the "Maintenance Agreement").

On or before sixty (60) days prior to the expiration of the initial one (1) year term specified for the initial License/Services Schedule, and on or before sixty (60) days prior to the expiration of the initial and any renewal terms specified for any Maintenance Agreement, Bankers Bank may elect to enter into a Maintenance Agreement on the terms specified in the attached form of Maintenance Agreement and this Agreement. In the event that Bankers Bank does not deliver written notice to Netzee on or before sixty (60) days prior to such expiration, then Bankers Bank shall be deemed to have elected to enter into a Maintenance Agreement for an additional one (1) year term, with rights to renew as specified in this paragraph.

Bankers Bank may elect in its sole option to add additional Participating Banks to this Agreement by notifying Netzee of such addition pursuant to the License/Services Schedule. In addition, if the parties agree upon other Services or Software that Netzee may provide Banker's Bank, they shall document their agreement through additional Addenda as applicable.

Each Maintenance Addendum (initial and subsequent) will be effective when signed by Bankers Bank. All terms and conditions set forth in this Agreement are automatically incorporated in, and deemed part of, each Addendum. Unless otherwise stated in an Addendum, each Addendum is intended to be a separate contract providing for separate Software and Services as identified therein.

1. DEFINITIONS. In addition to other terms defined in this Agreement, the following definitions shall apply as applicable: (a) "Bankers Bank Content" means any information or data, including without limitation account or personal data of Participating Banks or its customers, that is provided by Bankers Bank or Participating Banks and posted on or accessed through Bankers Bank Website or otherwise processed by the Software. (b) "Internet" means a worldwide series of interconnected computer networks, which communicate by a shared network communication protocol known as Transmission Control Protocol/Internet Protocol or any successor or alternative protocol. (c) "Intranet" means a computer network (whether local area network or wide area network) that uses, in whole or in part, World Wide Web browser software and Internet protocols, or any successors or alternatives thereto, as the platform for an entity's internal applications and/or as a gateway to the Internet. (d) "Services" are as defined in each Addendum and in this Agreement. (e) "World Wide Web" or "Web" means the Internet-based distributed information service that uses the hypertext transfer protocol or any successors or alternatives thereto.
     (g) "Affiliates" means an entity and all persons and/or entities directly or indirectly controlling or controlled by or under direct or indirect common control with such entity. (h) The "Link," "Link Product" or "System" is an Internet/Intranet-based system that enables

     Bankers Bank to provide to "Participating Banks" means to communicate electronically with Bankers Bank and perform Services. Comprising the Link is a host system operated by Netzee (the "Host"), Services provided to Bankers Bank, Participating Banks and, as applicable, their customers using the Host, and a limited amount of software provided to the Bankers Bank and/or Participating Banks to receive the Services and communicate with the Host (the "Client Software"). Except for the Client Software, the Bankers Bank and Participating Banks are responsible for their own equipment, software and communications. (i) "Escrowed Software" is the Client Software and host software proprietary to Netzee operated to provide the Link (exclusive of third-party equipment, software and communications and to the extent segregated therefrom).

2. SERVICES. (a) Netzee agrees to provide to Bankers Bank the Services identified in each Addendum and in this Agreement. (b) Netzee warrants that it will use its commercially reasonable efforts, skill, and knowledge and sound and professional principles and practices in accordance with normally accepted industry standards in the performance of Services. (c) Other Services may be added as shown in additional future Addenda. (d) Netzee may add or change Services in normal course of its business, provided material changes will be documented in a revised Addendum. Notwithstanding the foregoing, Netzee shall make no change in Services that will result in loss of features or functions regularly utilized by Bankers Bank or Participating Banks.

3. SOFTWARE. (a) Netzee grants Bankers Bank, and Bankers Bank accepts, a non-exclusive, non-transferable (except as authorized herein), license to install, store, operate and use, and, as necessary to use the System, provide to Participating Banks, the object code or interpreted code versions of the Client Software. For this purpose, the Client Software will automatically be deemed to include any maintenance modifications or upgrades provided to Bankers Bank in the future. (c) Client Software may not be removed from Bankers Bank's or, as applicable, Participating Banks' designated site(s), subject to necessary back-up or recovery, and provided the Client Software will be removed and returned to Netzee upon termination of Bankers Bank's license. (d) Bankers Bank and, as applicable, Participating Banks may create a sufficient number of copies of the Client Software and related user documentation for non-productive backup and archival purposes only, including, without limitation, one or more hot sites. All copies of the Client Software and such documentation shall be accounted for (by number, location and use) upon Netzee's request. (e) The Client Software is for the use and benefit of the Bankers Bank and Participating Banks only in connection with the Services and use of the System. (f) If the Bankers Bank or Participating Users decide to engage the services of independent service providers (ISPs), including facilities managers, "outsourcing" vendors, or (for purposes of use of such term) service corporations wholly owned by the Bankers Bank, Participating Banks or their Affiliates, those ISPs may access or operate the Client Software, or manage or coordinate Services, provided they do so for the sole benefit of the Bankers Bank or Participating Banks. As a condition of each ISP's access to the Software or Services, Bankers Bank shall arrange for such ISP to execute a confidentiality agreement reasonably acceptable to Netzee in which the ISP agrees to access and use the Client Software, manage or coordinate the Services, and otherwise receive and use Confidential Information of Netzee only for purposes of assisting the Bankers Bank and/or Participating Banks to receive the Services. (g) The Bankers Bank and/or Participating Banks may also authorize suppliers and/or customers to use the Client Software for purposes of facilitating contractual relationships involving complementary goods and services.

4. PARTICIPATING BANKS. (a) Bankers Bank may resell the Services and/or transact business using the Services with Participating Banks, with right of resale includes the right to sublicense to Participating Banks any Software necessary to utilize the Services. (b) Netzee's relationship under this Agreement is solely with Bankers Bank and not with Participating Banks. Bankers Bank is responsible for all support (except as provided in the Services), billing and collection of or from Participating Banks. (c) Bankers Bank shall require Participating Banks to comply with and acknowledge terms and conditions for use of the Services consistent with this Agreement. Bankers Bank will defend, indemnify and hold Netzee harmless from and against any claims resulting from Bankers Bank's and/or any Participating Bank's use of the Services, except for claims arising out of Netzee's breach of the terms of this Agreement or any Addendum, any infringement of intellectual property rights for which Netzee is responsible, or any negligence or intentional misconduct of Netzee. (d) Bankers Bank will cooperate to identify and resolve any security infringements that involve Participating Banks and use of the System.

5. WEB LINK AND ADVERTISING. (a) As necessary or appropriate for each party to design, establish and maintain the link and host Bankers Bank's Website as part of the Services, operate and conduct the Services, describe, promote or link the parties' respective Websites, and promote the Service through mutually agreed other advertising, each party grants the other party a worldwide, non-exclusive right to use and display its Brand Marks, subject in each instance to such party's prior approval. Presentation of the Brand Marks shall also be in accordance with conventions specified by the party owning such Brand Marks. Use of the Brand Marks shall be confined to the purposes of this Agreement. For purposes of this Agreement, "Brand Marks" mean trademarks, service marks, trade names, logos, slogans and advertising (including text, graphic or audiovisual features of icons, banners, frames, etc. to the extent distinctive to either party) and, if provided by either party, depiction of characters or celebrities. (b) Netzee reserves the right to suspend or deactivate Services as necessary to terminate or investigate illegal or improper activities, provided Bankers Bank will be notified of such action and the Services will be suspended or deactivated only to the degree necessary for such purpose.

6. GENERAL LIMITATIONS. (a) The Software and Services may be used by Bankers Bank only for Bankers Bank's and, as applicable, Participating Banks' internal business requirements, as further described in this Agreement.
     (b) Bankers Bank and each applicable Participating Bank will be responsible for the conduct of its business, including use of the Services in accordance with applicable laws and regulations. Netzee in the normal course of its business may provide assistance to Bankers Bank and Participating Banks, but Bankers Bank and each Participating Bank retains final responsibility for such compliance.

7. SOURCE CODE ESCROW. Netzee agrees to deposit in escrow, within 15 days after the commencement date of this Agreement with an escrow agent approved by Bankers Bank (which approval shall not be unreasonably withheld), pursuant to an escrow agreement reasonably acceptable to Bankers Bank, the source code of the Escrowed Software (which will be updated as provided in the escrow agreement). The escrow agreement will list third-party software that is integrated or combined with the Escrowed Software in such a manner that such third-party software is necessary for the operation or use of the Escrowed Software. Release of the Escrowed Software shall be permitted only upon the occurrence of one of the following events:

          (a) In the event Netzee files for relief under the federal Bankruptcy Code, or any action is filed against Netzee under such Code and such action is not cured within 30 days;

          (b) In the event Netzee enters into a general assignment for the benefit of creditors;

          (c) In the event Netzee otherwise substantially ceases doing business, and its business is not continued by virtue of a merger or consolidation with, or a sale of all or substantially all of its assets to, or otherwise by, another corporation or entity;

          (d) In the event (1) Netzee fail to provide support, maintenance, updates or other Services as required under this Agreement or any other agreement between Netzee and Bankers Bank (receipt of such Escrowed Software not to constitute waiver of any other remedies by Bankers Bank for Netzee's breach pursuant to any such agreements) or is unwilling or unable to provide on reasonable terms development or customization needed by the Bankers Bank, as determined by the Bankers Bank, and (2) Bankers Bank notifies Netzee of such matter and Netzee does not provide Bankers Bank a solution within thirty (30) days or a plan for correction within (15) days which the Bankers Bank, in its sole discretion, determines to be acceptable; or

          (e) In the event there occurs a substantial change of ownership of Netzee as referenced in Section 9(d) hereof and Bankers Bank requests but does not receive assurances in a manner reasonably acceptable to Bankers Bank that Netzee or its successor(s) is willing and able to continue to meet its obligations under this Agreement and any Addendum.

     Should the Bankers Bank obtain the Escrowed Software pursuant to this section, the Bankers Bank shall thereafter have the right (in the form of a nonexclusive, royalty free license) to use and modify it (in object code and source code form, as applicable) to maintain or restore the Services and otherwise independently use the Escrowed Software for the benefit of the Bankers Bank and Participating Users, with full rights to alter, revise, modify and update the Escrowed Software for such purpose (which such alterations, revisions, modifications and updates by the Bankers Bank being owned exclusively by the Bankers Bank), provided it otherwise adheres to its obligations under this Agreement. At the time the Escrowed Software is obtained, Bankers Bank may demand, and shall be entitled to receive, to the extent not included with the Escrowed Software and not otherwise in Bankers Bank's possession, copies of any existing technical manuals associated with such Escrowed

     Software; existing maintenance tools (such as, test programs and program specifications); existing menu and support programs and subroutine libraries in source and object code form; existing compilation procedures in human and machine readable form; existing execution procedures in human and machine readable form; existing end user documentation; and existing system flow charts, programmers' notes, program flow charts, file layouts, report layouts, and screen layouts. This Section supersedes the license made available to Bankers Bank pursuant to Section 1 of the Agreement between Netzee and the Bankers Bank dated September 3, 1999.

8. DATA. Bankers Bank or, as applicable, Participating Banks shall be responsible for entering all information and data required for the Services. Bankers Bank retains all intellectual property and other rights in and to all Bankers Bank Content. Netzee shall be allowed to use the Bankers Bank Content for the sole purpose of providing Services under this Agreement and any Addendum, provided that Netzee and its service partners may use information as necessary for delivering or customizing the Services, Netzee may collect and share aggregate data (provided that personally identifying information is not shared without the user's permission), and, when users request goods or services provided by Netzee's retail partners or pursuant to third-party promoters, such retail partners or promoters are governed by their own procedures with regard to any information associated with such request.

9. RESTRICTIONS. (a) Except as expressly permitted above, Bankers Bank agrees not to sublicense, license, rent, sell, loan, give or otherwise distribute all or any part of the Software or subcontract or resell the Services to any third party, without Netzee's consent. (b) Bankers Bank agrees not to reverse engineer, disassemble, decompile, modify, or alter the Software or any copy thereof, in whole or in part. (c) If either party is merged, consolidated or sold, or if either party sells or transfers all or substantially all of its assets relating to the use of the Software, such party shall have the right to transfer or assign its rights and obligations under this Agreement to the surviving or buying entity, provided that (i) the successor in any asset purchase which includes a transfer of this Agreement shall assume the terms and conditions of this Agreement in a manner reasonably acceptable to the other party; (ii) if the transferor is Bankers Bank, the overall scope of this Agreement may not be substantially altered without Netzee's prior approval; and (iii) if the transferor is Netzee, and if the transfer is, directly or indirectly, to a purchaser or affiliated group under circumstances that can reasonably be expected to significantly alter Netzee's management and direction, Bankers Bank shall be entitled to request and receive reasonable assurances in a manner reasonably acceptable to Bankers Bank that Netzee or its successor(s) is willing and able to continue to meet its obligations under this Agreement and any Addendum, and Section 7(e) shall apply if Bankers Bank does not receive such assurance.

10. TERM. (a) The Term of this Agreement and the initial Addendum shall last for one (1) year from the date of execution of the initial Addendum and continuing thereafter for so long as Bankers Bank elects to receive services under the Maintenance Agreement; provided, however, that Bankers Bank may terminate this Agreement by giving at least thirty (30) days' advance notice of termination in the event it is determined that Netzee cannot meet Bankers Bank's requirements as identified in this Agreement. (b) Bankers Bank shall receive help desk, error correction and updates to the Software and Services, as described in the Maintenance Agreement and this Agreement, during the initial term and has the option to receive such services pursuant to the Maintenance Agreement upon expiration of the initial one (1) year term of the License/Services Schedule. If Bankers Bank declines to receive or renew maintenance at the end of such initial term or any subsequent maintenance term, the Agreement will terminate.

11. FEES. (a) Bankers Bank shall pay the fees indicated on each Addendum for the corresponding Software or Services. Fees for each identified item of Software will be fully earned and non-refundable when and as that Software is delivered or put in use. Fees for Services will be fully earned and non-refundable when and as the Services are performed. Services required but not described in this Agreement or an Addendum will be charged to Bankers Bank at Netzee's standard rates. (b) Unless otherwise stated in the applicable Addendum, all amounts due shall be paid in U.S. Dollars promptly on receipt of invoice. (c) An Addendum may, as applicable, require payment of reasonable out-of-pocket expenses incurred by Netzee, subject to Bankers Bank's prior written approval of same. Communications, equipment usage, and similar expenses set forth in such Addendum, if applicable, will be based on standard rates provided generally by Netzee.
     (d) Any payment not received within thirty (30) days of the date due shall bear interest from the date due at the rate of one (1%) per month (prorated for partial periods) or the maximum rate permitted by applicable law, whichever is less. (e) Bankers Bank shall be responsible for sales or use taxes or similar obligations imposed by any government authority with respect to the Software or Services (except Netzee retains responsibility for franchise taxes and federal and state taxes on its net income or net worth).

12. WARRANTY AND INDEMNIFICATION. (a) All Software will recognize dates with a four-digit field and in a manner that calculates the year 2000 as a leap year. (b) Support may provide response measures that are in addition to warranties. Warranties on third-party software, services, equipment, etc. are limited to third-party obligations. (c) Netzee does not warrant that the Software or Services shall be uninterrupted or error free or that it shall meet Bankers Bank's needs. (d) Netzee will provide reasonable security in accordance with banking industry standards. Bankers Bank or Participating Banks, as applicable, are otherwise solely responsible for the accuracy and integrity of its own data, reports, documentation and security. Netzee will provide upon request a description of security methods and procedures employed by Netzee. Bankers Bank or Participating Banks, as applicable, will employ additional procedures as appropriate to secure the integrity of its data. Bankers Bank understands that certain risks are inherent in the transmission of information over the Internet.
     (e) The exclusive remedy of Bankers Bank, and Netzee's sole obligation, in the event of any warranty claim or any other contract deficiency shall be for Netzee to repair or replace the defect or, if such repair or replacement is not provided or does not correct the defective item, to refund an equitable part of Bankers Bank's payments for the defective item. (f) Netzee will indemnify, defend and hold the Bankers Bank Entities harmless from any damages or liabilities resulting from third-party claims that the Software or Services or their use (exclusive of the Bankers Bank Content, which is Bankers Bank's responsibility) infringe U.S. patents, copyrights or similar intangible rights or misappropriate the trade secrets or confidential information of third parties, provided that Bankers Bank will promptly notify Netzee of the matter, cooperate with Netzee as requested, and permit Netzee to control the investigation, defense and disposition of the same. (g) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION, NO WARRANTY OR ASSURANCE, EXPRESS, IMPLIED, OR STATUTORY, IS GIVEN BY NETZEE WITH RESPECT TO SOFTWARE, SERVICES OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION (AND NETZEE SPECIFICALLY DISCLAIMS) ALL WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     (h) Bankers Bank is responsible for entering into agreements with Participating Banks appropriate to give effect to the restrictions and limitations set forth in this Agreement as contemplated to apply to such Participating Banks.

13. LIMITATION OF LIABILITY. (a) EXCEPT FOR ANY OBLIGATIONS OF INDEMNITY UNDER THIS AGREEMENT OR ANY ADDENDUM, IN NO EVENT SHALL NETZEE BE LIABLE TO BANKERS BANK, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) FOR LOST PROFITS OR REVENUES, LOSS OR INTERRUPTION OF USE, LOST OR DAMAGED DATA, REPORTS, DOCUMENTATION OR SECURITY, OR SIMILAR ECONOMIC LOSS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, OR FOR ANY CLAIM MADE AGAINST BANKERS BANK BY ANY OTHER PARTY, EVEN IF NETZEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM.
     (b) EXCEPT FOR ANY OBLIGATIONS OF INDEMNITY UNDER THIS AGREEMENT OR ANY ADDENDUM, IN NO EVENT SHALL NETZEE'S LIABILITY UNDER ANY CLAIM MADE BY BANKERS BANK EXCEED THE TOTAL AMOUNT OF FEES PAID BY BANKERS BANK TO NETZEE WITHIN ONE (1) YEAR PRIOR TO THE DATE THE CLAIM AROSE (OR, IF LESS THAN ONE (1) YEAR HAS TRANSPIRED SINCE THE DATE OF COMMENCEMENT OF THE SERVICES, THE ANNUALIZED AMOUNT OF BASE MONTHLY FEES PAID THROUGH SUCH
     DATE) RELATING TO THE AFFECTED SOFTWARE OR SERVICES. (c) NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT BY BANKERS BANK MORE THAN ONE (1) YEAR AFTER THE EVENT GIVING RISE TO SUCH CAUSE OF ACTION.

14. CONFIDENTIALITY; OWNERSHIP OF WORK PRODUCT. (a) Each of the parties hereto agrees to protect and maintain as secret all information designated as confidential by the other party ("Confidential Information") by (i) treating the Confidential Information of the other party with at least the same care and protection accorded its own Confidential Information; (ii) using great care in the assignment of personnel who receive Confidential Information of the other party, and instructing such personnel to take all reasonable precautions to prevent unauthorized use or disclosure thereof; and (iii) not using or disclosing such Confidential Information except as necessary to fulfill the terms of this Agreement or as otherwise authorized by the disclosing party. However, neither party shall have an obligation of confidentiality with regard to any information that: (A) is known to such party prior to disclosure; (B) is or becomes publicly available other than as a result of a breach of this Agreement; or (C) is disclosed to such party by a third party not subject to an obligation of confidentiality.
     (b) For purposes of this Agreement, the parties acknowledge that information collected from Bankers Bank, Participating Banks and their accounts is (as between the parties hereto), and is hereby designated as, Confidential Information of Bankers Bank. Netzee and third-party service providers may collect and use such information only if Bankers Bank agrees in writing and identifying information is first screened or filtered, or as otherwise required to perform the Services. (c) If advertising or content supplied by either party pertaining to its products, services or business embodies any work of authorship protected under U.S. or foreign copyright laws or database interest protected under international laws or conventions, the party supplying such material shall be responsible for securing rights and licenses necessary for the use and exercise of such interests incident to the Services. (d) All systems, programs, operating instructions and other documentation, including all rights in patentable inventions, trade secrets and know how, database interests and copyrights associated therewith, which are conceived, prepared, developed or delivered by Netzee (whether alone or with others, and whether independent of or in connection with the conduct of its performance hereunder), shall be and remain the sole property of Netzee. (e) All Confidential Information that are trade secrets under law shall be protected in accordance with this Section 14 for as long as such Confidential Information remains a trade secret. All Confidential Information that is not a trade secret shall be protected under this Agreement for the term of this Agreement and three (3) years thereafter.

15. TERMINATION. (a) Either party, at its option, may terminate this Agreement (and thereupon terminate Bankers Bank's license to the Client Software and Bankers Bank's right to receive any remaining Services) if the other party commits a substantial breach of this Agreement and fails to cure the breach within thirty (30) days (or ten business (10) days if for non-payment) after notice of such breach is given, provided that, so long as Bankers Bank is current in all payment obligations within and after the cure period, the Services may be continued for an additional period of up to ninety (90) days as necessary for Bankers Bank to effect a transition in such Services. For this purpose, the Bankers Bank will not be deemed in substantial breach of this Agreement (and therefore Netzee will not be entitled to terminate this Agreement for reason of such a breach, but without prejudice to any other rights Netzee may have at law or equity) if base monthly maintenance fees, as well as any other undisputed obligations, are paid in full to Netzee, and obligations (other than monthly maintenance fees) to the extent disputed are escrowed on terms reasonably acceptable to Netzee. Termination of this Agreement shall simultaneously result in termination of Addenda then in effect. (b) Upon termination of this Agreement, subject to the foregoing possible extension, regardless of the reason, Bankers Bank shall immediately cease use of the Client Software, remove the Client Software from Bankers Bank's computers, and follow Netzee's instructions for the return or destruction of all remaining copies of the Software and related documentation. Bankers Bank agrees to certify its compliance with the foregoing requirement upon Netzee's request.

16. FORCE MAJEURE. Neither party shall be responsible for failures or interruptions of communications facilities or equipment of third parties, labor strikes or slowdowns, shortages of resources or materials, natural disasters, world events, delay or disruption of shipment or delivery, trespass or interference of third parties, or similar events or circumstances outside its reasonable control, whether or not otherwise enumerated.

17. ARBITRATION. (a) In the event any claim, controversy or dispute of any kind whatsoever (a "Dispute") shall arise between the parties (including their subsidiaries and affiliates) in connection with, relating to or arising out of this Agreement (including any Addenda) or any other agreement or transaction between the parties, including (without limitation) the interpretation, performance, non-performance or termination hereof or thereof, the parties, at either party's request, shall attempt to settle such Dispute in the first instance through mutual discussion. Such request shall be made by written notice referencing this provision. If such Dispute has not been resolved through mutual discussion within thirty (30) days following such notice, the parties shall endeavor to settle the Dispute by non-binding mediation under the Mediation Rules of the American Arbitration Association prior to any recourse to arbitration pursuant to this Section 17. (b) If such Dispute has not been resolved within thirty (30) days after submission to mediation pursuant to
     Section 15(a) above (the "Mediation Period"), such Dispute shall be settled by an arbitral tribunal (the "Tribunal") under the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). Each party shall appoint an arbitrator within thirty
     (30) days after the expiration of the Mediation Period, which arbitrators shall then jointly appoint a third arbitrator within thirty (30) days after the appointment of the first two (2) arbitrators, to act as president of the Tribunal. Arbitrators not so appointed shall be appointed pursuant to the Arbitration Rules. The costs of the arbitration shall be borne by the parties as determined by the Tribunal. The award rendered in any arbitration commenced hereunder shall be final and binding and judgment thereon may be entered in any court having jurisdiction for its enforcement. Neither party shall appeal to any court from the decision of the Tribunal, or have any right to commence or maintain any suit or legal proceeding concerning a Dispute until such Dispute has been determined in accordance with the arbitration procedure provided for herein, and then only for enforcement of the award rendered in the arbitration. (c) Notwithstanding the foregoing, nothing in this Section 17 shall be deemed as preventing either party from seeking injunctive relief from the courts pursuant to Section 17(d) below. All mediation and arbitration proceedings pursuant to this Agreement shall take place in Atlanta, Georgia. The assertion, prosecution and settlement of Disputes shall be maintained in confidence by the parties, except as required for either party to comply with applicable laws and regulations. (d) Each party acknowledges that violation of Sections 3, 5, 8 or 13 will cause irreparable harm to the other not adequately compensable by monetary damages. In addition to other relief, each party agrees that injunctive relief shall be available to the other in the event of such violations without the necessity of posting bond to prevent any actual or threatened violation of such provisions.

18. MISCELLANEOUS. (a) Netzee may refer to Bankers Bank in advertising or publicity, provided that, except as necessary to meet legal obligations or provide the Services, it shall first consult Bankers Bank and obtain Bankers Bank's prior written approval. (b) Except as expressly stated herein, the terms and conditions of this Agreement and any Addendum may not be amended, waived or modified, except in a writing signed by the party to be charged therewith. (c) No failure or delay of either party to exercise any rights or remedies under this Agreement or any Addendum shall operate as a waiver thereof, nor shall any single or partial exercise of any rights or remedies preclude any further or other exercise of the same or any other rights or remedies, nor shall any waiver of any rights or remedies with respect to any circumstances be construed as a waiver thereof with respect to any other circumstances. (d) If any provisions of this Agreement or any Addendum is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement and such Addendum, and the application of such provisions in any other circumstances, and in any other jurisdiction, shall not be affected thereby. (e) The terms and conditions of this Agreement, as applied to and incorporated in each separate Addendum, shall be construed to be a separate contract for each separate Addendum. (f) Invoices, purchase orders, acknowledgments, confirmations and other communications submitted by Bankers Bank shall not be considered part of any Addendum or this Agreement unless signed and approved by an authorized representative of Netzee clearly indicating Addendum in which it is incorporated. In the event of any conflict between this Agreement and an Addendum, the terms of this Agreement shall control unless the conflict is expressly noted in the applicable Addendum and Addendum provides to the contrary. (g) All notices and other communications under this Agreement or Addendum shall be in writing and shall be deemed to have been given upon actual delivery by reputable overnight courier to the address from which it sends or receives invoices or at such other address as such party may indicate in writing, except that invoices shall be sent to Bankers Bank in accordance with standard procedures. (h) This Agreement and each Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, excluding its principles of conflicts of law. (i) This Agreement and each Addendum may be executed in one or more counterparts.
     (j) Netzee shall perform this Agreement solely as an independent contractor, and not as any Bankers Bank Entity's partner, agent, or employee. Netzee has no authority to make any statement, representation or commitment of any kind or to take any action binding upon any Bankers Bank Entity, without Bankers Bank's prior written authorization. (k) Subject to the other provisions of this Agreement, each party during the term of this Agreement shall fully comply, and cause its subcontractors, employees, agents, and representatives fully to comply, with all applicable laws, governmental regulations, rules, requirements, ordinances and other requirements of local and state authorities and the Federal government, including, without limitation, all applicable laws and regulations regulating financial institutions.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered in this Agreement as of the date first above written.


NETZEE, INC.                                THE BANKERS BANK, a Georgia
                                            banking corporation

By:      /s/ Richard S. Eiswirth            By:       /s/ Kevin Tweddle
         ------------------------                     --------------------------

Name:      Richard S. Eiswirth              Name:       Kevin Tweddle
         ------------------------                     --------------------------
Title:       SEVP & CFO                     Title:         SVP & CFO
         ------------------------                     --------------------------

                                  NETZEE, INC.

                 LICENSE/SERVICES SCHEDULE TO MASTER AGREEMENT


Netzee has developed an Internet/Intranet based banking product (collectively the "Link," "Link Product" or "System") that enables THE BANKERS BANK ("Bankers Bank"), a Georgia banking corporation, to provide to Correspondent Banking Institutions which are Bankers Bank's customers - sometimes referred to as "Participating Banks" - with means to communicate electronically with Bankers Bank and perform certain electronic banking transactions. Comprising the Link is a host system operated by Netzee (the "Host"), Services provided to Bankers Bank, Participating Banks and, as applicable, their customers using the Host, and a limited amount of software provided to the Bankers Bank and/or Participating Banks to receive the Services and communicate with the Host (the "Client Software"). Except for the Client Software, the Bankers Bank and Participating Banks are responsible for their own equipment, software and communications.

The Services to be provided by Netzee to Bankers Bank comprising the Link shall apply to the __ Participating Banks identified at execution of this Agreement. Such Participating Banks may change or increase to include other members of Bankers Bank at Bankers Bank's election, provided Netzee will be so notified of the change.

The Services are described in EXHIBIT A.

Bankers Bank will provide the information and perform the activities described in EXHIBIT B.

Bankers Bank agrees to pay fees as provided in EXHIBIT C.

THIS LICENSE/SERVICES SCHEDULE IS GOVERNED BY, AND SHALL BE SUBJECT TO, THE TERMS AND CONDITIONS OF THE MASTER AGREEMENT BETWEEN NETZEE AND BANKERS BANK, INCLUDING THE LIMITED WARRANTY AND DISCLAIMER AND LIMITATIONS OF LIABILITY PROVIDED THEREIN. SUCH TERMS AND CONDITIONS ARE HEREBY AFFIRMED BY BOTH PARTIES AND INCORPORATED BY REFERENCE IN THIS LICENSE/SERVICES SCHEDULE.

EFFECTIVE DATE OF THIS ADDENDUM:  MARCH 1, 2000

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered in this Agreement as of the date above written.



NETZEE, INC.                                THE BANKERS BANK, a Georgia
                                            banking corporation

By:      /s/ Richard S. Eiswirth            By:       /s/ Kevin Tweddle
         ------------------------                     --------------------------

Name:      Richard S. Eiswirth              Name:       Kevin Tweddle
         ------------------------                     --------------------------
Title:       SEVP & CFO                     Title:         SVP & CFO
         ------------------------                     --------------------------

                     EXHIBIT A TO LICENSE/SERVICES SCHEDULE

                                    Services

As the Services to be delivered upon execution of this Agreement and for a Term of one (1) year, Netzee shall, as applicable, develop, implement, test, operate and maintain, and support computer systems, software and interfaces included in the System, and Netzee will provide the Services, as well as provide assistance in training Bankers Bank personnel in the use of the Services.

Maintenance and support provided by Netzee during the initial Term of this Agreement shall include (1) standard maintenance upgrades and modifications offered by Netzee to its customers generally, and for such purpose Netzee will use commercially reasonable efforts to make and include (without limitation) as such modifications changes and upgrades necessary to comply with generally applicable industry and regulatory requirements of which it is notified, (2) 5x12 call-in support between hours of 6:30 a.m. and 6:30 p.m. Eastern Time Monday through Friday, (3) in the event of material discrepancies between the Services as provided and the specifications for such Services (which shall be furnished in reasonably acceptable form), reasonable effort (in relation to importance, impact, and scheduled development plans) to correct those discrepancies, and (4) availability of basic Services with at least 99% uptime between 4:00 a.m Monday and 7:00 p.m. Friday and between 8:00 a.m. Saturday and 2:00 p.m. Saturday Eastern Time, exclusive of outages caused by off-peak prescheduled maintenance or causes beyond Netzee's reasonable control (including third-party equipment or communications).

The Link Product allows Bankers Bank to use the following applications to receive and deliver specific information to Participating Banks and their accounts. Bankers Bank has the right to delete an application that does not apply to its institution. The applications consist of the following:

ACCOUNT DELIVERY

FUNDS TRANSFER
         Bank to Bank Transfer
         Internal Transfer
         Local Clearing
         Recurring Wire Table
         OFAC
         Travelers

INTERNATIONAL WIRE
         Exchange Rates
         Foreign Drafts
         Recurring Table

ACH
         ACH Received
         ACH Origination

         ACH Return/Notice of Change
         Recurring Table
         EFTPS
         ENR

INVESTMENTS
         Increase/Decrease Fed Funds
         Investments Research Requests
         Corporate Sweep Messages
         Securities Purchased and Sold
         Stock Order or Sale
         Pledge & Repo/Resell Maintenance
         Treasury Fund Factor
         Messages
                  Fed Fund Rates
                  T-Bill Rates
                  Wallstreet Report
                  Investment Broadcast Reports
                  Bond Portfolio Reports
                  Transaction Advices
                  Safekeeping Income Report

FILE DELIVERY
         MICR Delivery
         Open Case
         Case Inquiry
         Cash Letter Worksheet
         Reports
                  Check Adjustment Advice
                  Cash Letter Availability
                  Over Night Fed Fund Report

FRB SERVICES
         Coin/Currency Order & Shipment
         Coin/Currency Order & Shipment Notification
         Large Dollar Return Item
         Recurring Savings Bond Table
         Series EE and I
         T T & L Report
         FR2900 Import

NOTIFICATIONS
         FR2900 Confirmation
         FED ACH Advice
         Fed Funds Sold & Purchased
         Weekly Fed Fund Re-Cap

         Incoming & Outgoing Wire Advices
         Internal Transfer Advice
         Miscellaneous Entry Advice
         Savings Bond Order Advice
         T T & L Advice

STATEMENT DELIVERY
         Account Analysis
         FRB Statement
         Daily and Weekly Account Statements
         FRB Charges

EVENT NOTIFICATION

DETAILED ADMINISTRATION CONTROLS

ONLINE HELP

                                   EXHIBIT B

                         Bankers Bank Responsibilities



In addition to the requirements of Bankers Bank set forth in the Agreement, Bankers Bank shall provide the following:

Bankers Bank shall be responsible for providing to Netzee certain Bankers Bank Content mutually agreed between Bankers Bank and Netzee within 60 days of the Effective Date.

Without assuming responsibility for the creation, testing, implementation, and support of the System, Bankers Bank shall provide such cooperation and approvals as may be reasonably requested and shall make its technical personnel, facilities and computer and software systems reasonably available during normal business hours in a timely manner for such purposes.

Bankers Bank shall obtain and maintain at its expense a communications link conforming to the specifications provided in writing by Netzee from time to time to connect Bankers Bank's systems with the System.

Bankers Bank shall enter a binding agreement with each Participating Bank electing to utilize any of the Services and shall provide Netzee upon request, copies of such agreements. In no event shall Bankers Bank make representations and warranties concerning the Services exceeding the scope of this Agreement or otherwise not authorized in writing by Netzee.

Bankers Bank shall develop and provide adequate written disclosure material to the Participating Banks regarding its policies and all laws and regulations which may apply to the use of the Services. Upon request of Netzee, Bankers Bank shall provide Netzee with a copy of all such disclosure material.

In addition, Bankers Bank will:

-    Provide a dedicated Bankers Bank project leader

- Provide equipment and telecommunications requirements to meet the specifications set forth by Netzee

- Schedule initial meeting with Netzee and Bankers Bank staff to gather required product information

- Provide required and mutually agreed Bankers Bank information including camera ready art, URL destinations, product name product and color scheme within 10 days of initial one day meeting

-    Provide Netzee with required sample files for delivery and interface

- Schedule employees for user testing for 2 weeks and actively test product functionality for a 2 week testing period

Bankers Bank's responsibilities as provided in this Exhibit will also apply, following expiration of this License/Services Schedule, in relation to any maintenance that Netzee continues to supply.

                                   EXHIBIT C

                               Fees and Expenses

For the Services, as outlined on Exhibit A, during the initial one-year term of the Agreement, Bankers Bank will pay Netzee the one-time sum of $2,725 multiplied by 386, which is the total initial authorized number of Participating Banks shown on the first page of the License/Services Schedule. Such fees shall not be applicable to additional Participating Banks that are subsequently added. Such fees shall be fully earned and non-refundable for such work and services provided in the initial one-year term of the Agreement.

Out-of-pocket expenses incurred by Netzee in the course of providing Services to Bankers Bank and Participating Banks are not reimbursable unless separately agreed.

                                                                   EXHIBIT 10.3

                                  NETZEE, INC.

                             MAINTENANCE AGREEMENT


This Agreement provides for Continued Service and for Netzee to provide basic maintenance in support following expiration of the initial one (1) year term of the License/Services Schedule.

The Continued Service provided by Netzee will be the operation, maintenance, and support of the computer systems, software and interfaces included in the System.

Bankers Bank agrees to pay fees equal to $40 per month for all Participating Banks (original or added) for which maintenance is provided.

The maintenance is for a period of one (1) year commencing upon expiration of the initial one (1) year term of the License/Services Schedule. Following the completion of such maintenance term, Bankers Bank may, at its option, renew maintenance for subsequent periods of one (1) year each, subject to adjustments proposed by Netzee not to exceed 5% at least sixty (60) days in advance of the applicable renewal date.

Maintenance provided by Netzee during the term of this Agreement shall include
(1) standard maintenance upgrades and modifications offered by Netzee to its customers generally, standard maintenance upgrades and modifications offered by Netzee to its customers generally, and for such purpose Netzee will use commercially reasonable efforts to make and include (without limitation) as such modifications changes and upgrades necessary to comply with generally applicable industry and regulatory requirements of which it is notified (2) 5x12 call-in support between hours of 6:30 a.m. and 6:30 p.m. Eastern Time Monday through Friday, (3) in the event of material discrepancies between the Services as provided and the specifications for such Services (which shall be furnished in reasonably acceptable form), reasonable effort (in relation to importance, impact, and scheduled development plans) to correct those discrepancies, and (4) availability of basic Services with at least 99% uptime between 4:00 a.m Monday and 7:00 p.m. Friday and between 8:00 a.m. Saturday and 2:00 p.m. Saturday Eastern Time, exclusive of outages caused by off-peak prescheduled maintenance or causes beyond Netzee's reasonable control (including third-party equipment or communications).

THIS MAINTENANCE AGREEMENT IS GOVERNED BY, AND SHALL BE SUBJECT TO, THE TERMS AND CONDITIONS OF THE MASTER AGREEMENT BETWEEN NETZEE AND BANKERS BANK, INCLUDING THE LIMITED WARRANTY AND DISCLAIMER AND LIMITATIONS OF LIABILITY PROVIDED THEREIN. SUCH TERMS AND CONDITIONS ARE HEREBY AFFIRMED BY BOTH PARTIES AND INCORPORATED BY REFERENCE IN THIS MAINTENANCE AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL LICENSES GRANTED OR EXERCISABLE THEREUNDER.

COMMENCEMENT DATE FOR MAINTENANCE UNDER THIS ADDENDUM:  MARCH 1, 2001

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered in this Agreement.

NETZEE, INC.                                THE BANKERS BANK, a Georgia
                                            banking corporation

By:      /s/ Richard S. Eiswirth            By:       /s/ Kevin Tweddle
         ------------------------                     --------------------------

Name:      Richard S. Eiswirth              Name:       Kevin Tweddle
         ------------------------                     --------------------------
Title:       SEVP & CFO                     Title:         SVP & CFO
         ------------------------                     --------------------------